Filed Pursuant to Rule 424(b)(3)
Registration No. 333-116749

Prospectus Supplement dated August 4, 2005 to
Prospectus dated August 3, 2005

Atlantic Express Transportation Corp.

OFFER TO EXCHANGE
$105,000,000 principal amount of its 12% Series B Senior Secured Notes due 2008, which have been registered under the Securities Act,
for any and all of its outstanding 12% Series A Senior Secured Notes due 2008

$10,000,000 principal amount of its Series B Senior Secured Floating Rate Notes due 2008,
which have been registered under the Securities Act,
for any and all of its outstanding Series A Senior Secured Floating Rate Notes due 2008

        This Prospectus Supplement (the "Supplement") supplements the Prospectus, dated August 3, 2005 (the "Prospectus"), of Atlantic Express Transportation Corp., a New York corporation (the "Company"), and the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Statement, the "Exchange Offer"). Terms that are defined in the Prospectus and used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Prospectus.

        The notes were originally issued as part of an investment unit consisting of (a) $1,000 principal amount of the Company's 12% senior secured notes due 2008 and one warrant or (b) $1,000 principal amount of the Company's senior secured floating rate notes due 2008 and one warrant. In order to facilitate the Exchange Offer, which relates only to the notes, the Company is arranging for a mandatory separation of the units into their component parts of notes and warrants so that holders who wish to participate in the Exchange Offer can tender their notes separately from the warrants. Under current Securities and Exchange Commission rules and practice, the warrants are not eligible to participate in the Exchange Offer. For this reason, the Company is effecting the mandatory separation of the units. The Company expects the mandatory separation to occur as soon as practicable and, in any event, prior to the consummation of the Exchange Offer. As supplemented hereby, all terms and conditions of the Exchange Offer remain in effect.